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                                                                  EXHIBIT 99.2


                           UNSECURED INSTALLMENT NOTE

                                 NON-NEGOTIABLE


$1,768,750.00                                                 Atlanta, Georgia
                                                             December 21, 2000

     The undersigned (the "Undersigned"), for value received, promises to pay to the order of Anita, Ltd., a corporation organized under the laws of the British Virgin Islands (the "Noteholder"), at such location as is designated by the Noteholder, the principal sum of One Million Seven Hundred and Sixty Eight Thousand Seven Hundred and Fifty and No/100 Dollars ($1,768,750.00) (the "Principal Sum") pursuant to that certain Settlement Agreement and Mutual Releases entered into by Tekgraf, Inc., Anita, Ltd., Micro Environments, L.L.C., and Phillip C. Aginsky on December 21, 2000.

     The Undersigned shall pay the Principal Sum, in lawful money of the United States of America, to the Noteholder in the following installment amounts and on the following installment dates: $925,000.00 on March 15, 2001; $96,428.57 on April 16, 2001; $96,428.57 on May 15, 2001; $96,428.57 on
June 15, 2001; $96,428.57 on July 16, 2001; $96,428.57 on August 15, 2001;
$96,428.57 on September 14, 2001; $96,428.58 on October 15, 2001; $96,430.50
on November 15, 2001; and a final installment of $72,319.50 on December 14, 2001 (each, an "Installment"; collectively, the "Installments"). Each Installment shall be made by a certified or bank check of immediately available funds payable to "Anita, Ltd."

     Except as hereinafter provided, the Undersigned's liabilities and obligations to the Noteholder under this Unsecured Installment Note (the "Note") shall not bear interest. The failure to pay any Installment when due and payable shall constitute an event of default ("Event of Default") by the Undersigned under this Note and under that certain Settlement Agreement and Mutual Releases entered into by Tekgraf, Inc., Anita, Ltd., Micro Environments, L.L.C., and Phillip C. Aginsky on December 21, 2000. Upon an Event of Default, interest shall accrue on all remaining Installments (after giving effect to any acceleration of Installments) from the date of such Event of Default until paid at a rate of interest equal to the Prime Rate (defined below) plus two percent (2%). "Prime Rate" means the domestic Prime Rate as reported in the Money Rate Section of THE WALL STREET JOURNAL. If the "Wall Street Journal Prime Rate" is not available on the relevant day, the "Wall Street Journal Prime Rate" available on the next business day shall be used. Changes in the interest rate resulting from a change in the "Wall Street Journal Prime Rate" shall take effect on the date announced in THE WALL STREET JOURNAL.

     This Note may be prepaid in whole or in part at any time or from time to time without penalty to the Undersigned.

     This Note may not be assigned by the Noteholder without the written consent of the Undersigned.

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     Upon an Event of Default hereunder, all unpaid Installments shall become due and payable immediately without notice or demand to the Undersigned and may be collected forthwith, regardless of the stipulated date of maturity. Time is of the essence of this Note. The Undersigned agrees to pay all costs and expenses of collection of the indebtedness evidenced by this Note which, in the event that this Note or any part thereof shall be collected by or through an attorney-at-law, shall include, but not be limited to, five percent (5%) of the amount due (including principal and interest) as attorneys' fees, and other legal and court costs. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due Installment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Noteholder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of Georgia; and the Undersigned hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any Installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of the Undersigned under this Note, either in whole or in part, unless the Noteholder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     This Note shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflicts of law rules of such state. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note.

                                         TEKGRAF, INC.


                                         By:     /s/  Thomas M. Mason
                                                 ------------------------------
                                                 Name:  Thomas M. Mason
                                                 Title:  Chief Financial Officer